Date of Purchase
Fund Name
SSC Fund Code
Money Manager
CUSIP
Issuer
Broker
Underwriter(s)
Affiliated Underwriter in the
Syndicate
Amount of Purchase ($)
Amount of Offering ($)
Purchase Price Net of Fees and
Expenses
Offering Price at Close of First
Business Day
Commission, Spread or Profit
01/13/06
Real Estate Securities
GUI2
RREEF America LLC
554382101
The Macerich Company Common Stock
JP Morgan Securities
Deutsche Bank Securities, JP Morgan
Deutsche Bank Securities, Inc.
$347,500.00
$661,904,795.00
69.5
69.5
1.2